Bottom line much improved over fiscal year 2006 2nd quarter

Company Releases
2nd Quarter Results

Historically low gross packer margins, along with limited access to key export markets, continued to challenge the beef processing industry during the second quarter of fiscal year 2007. As a result, U.S. Premium Beef, LLC (USPB) recorded a net loss of $1.6 million for the thirteen week period ending February 24, 2007.

Although a net loss was incurred for the period, it represented a significant improvement over the $7.6 million net loss in the same period a year ago. Higher plant capacity utilization and improved customer demand of beef products contributed to the improvement in net income for the second quarter.

Sales and cost of sales were higher in the twenty six week year-to-date period ending February 24, 2007, than those of the prior year period primarily due to an increase in the number of cattle processed of approximately 18.5%, most of which came from the acquisition of Brawley Beef, LLC, at average weights that were approximately 1.5% higher than in the same period of the prior fiscal year. USPB recorded a net loss for the year-to-date period of $14.7 million, or $19.98 per set of linked units (one Class A and one Class B unit), compared to a net loss of $14.0 million, or $20.25 per set of linked units, for the same period in the prior fiscal year. Although the year-to-date net loss in fiscal year 2007 is greater than in the same period in the prior year, the net loss per set of linked units is less as a result of the additional Class A and Class B units that were issued in the Brawley acquisition.

"In general, we anticipate a better balance of processing capacity to fed cattle supplies over the next two to three years; however, recent increases in feeding costs have threatened the speed and magnitude at which the cattle supply is expected to grow," USPB CEO Steve Hunt explained. "With uncertainty regarding international market access and the realization of improved cattle supplies, the timing of improvements in our margins remains uncertain. However, we continue to be hopeful that the U.S. will normalize relationships with its international trading partners which could return the U.S. beef processing industry to a more normal state of operations relative to our export business."♦

Average per head premium comparable to FY 06

USPB Grid Premiums
Remain Strong in FY 07

In spite of higher feed costs and harsher winter weather, U.S. Premium Beef, LLC (USPB) member cattle delivered to the company's Kansas plants have averaged 2.22% more Choice and Prime carcasses in fiscal year 2007, through March 31, than cattle delivered during the same time period last year. During that time, USPB members also delivered over 27,000 more cattle than in the previous year to those plants.

Overall, grid premiums have averaged $19.40 per head or $0.61 per head lower this year compared to last year. However, total grid premiums paid to our members in fiscal year 2007 are more than $360,000 ahead of the previous year.

Even though the average Choice/Select spread has been lower this year, $11.21 per cwt. compared to $11.62 per cwt. last year, the increase in percent Choice carcasses has contributed to quality grade grid premiums averaging $1.86 per head more this year.

During fiscal year 2007, USPB cattle delivered to our Kansas plants have averaged $1.86 per head more in quality grade premiums than in fiscal year 2006.

As a result of adverse weather, cattle delivered to our Kansas plants have yielded 0.27% lower in fiscal year 2007. That has caused this year's yield benefit of $8.40 per head to average $2.30 per head less than last year.

Yield Grade 4 and 5 carcasses have increased this year by 3.54%. Because Yield Grade 4 and 5 carcasses have increased industry-wide during fiscal year 2007, the yield grade discount on USPB's grids has only increased $0.88 per head.

USPB members have delivered more Age Verified and Natu‑

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Did You Know...

✓You can visit USPB's website to identify Qualified Custom Feedlots who are approved to deliver age verified (AV) cattle. In addition, USPB has added a new document on its Age Verification link that shows eartags used by USDA approved AV programs to assist members in identifying eligible cattle.

✓USPB has unitholders' delivery rights available for lease at $5 per head to members who want to deliver cattle.♦

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

USPB Grid Premiums Remain Strong...	continued from page 1

ral grid cattle in fiscal 2007 compared to last year. As a result, premiums from those programs have contributed a total of $2.26 per head to USPB grid premiums this fiscal year at our Kansas facilities, which is $1.92 more than last year.♦

Choice/Select Spread Narrows
USDA's Choice/Select spread narrowed during the last month but still remains above the long-term average. Because USPB uses a four week rolling average Choice premium on its grids, the reward for producing Choice carcasses continues strong relative to historical premiums.♦

U. S. Premium Beef, LLC P. O. Box 20103 Kansas City, MO 64195 ADDRESS SERVICE REQUESTED